NEWS RELEASE

	Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
FOR IMMEDIATE RELEASE
Jack Lascar / Karen Roan Dennard ? Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS FISCAL 2014
FIRST QUARTER RESULTS

HUNTSVILLE, TX – JUNE 4, 2013 – Mitcham Industries, Inc. (NASDAQ: MIND) today announced financial results for its fiscal 2014 first quarter ended April 30, 2013.

Total revenues for the first quarter of fiscal 2014 were $27.3 million compared to $34.6 million in the first quarter of fiscal 2013. Equipment leasing revenues were $20.1 million in the first quarter compared to $21.0 million in the same period last year. Seamap equipment sales were $3.9 million in the first quarter compared to $10.5 million in the same period last year. Net income for the first quarter was $6.3 million, or $0.48 per diluted share, compared to $8.5 million, or $0.63 per diluted share, in the first quarter of fiscal 2013. EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter of fiscal 2014 was $15.7 million, or 58% of revenues, compared to $19.8 million, or 57% of revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities, the most comparable GAAP measures, in the accompanying financial tables.

Bill Mitcham, President and CEO, stated, “Our first quarter transpired as we had anticipated and discussed in our last conference call. Despite some expected headwinds, our equipment leasing revenues were roughly flat with a year ago largely due to continued softness in land leasing activity in the United States, Latin America and Europe, as well as a temporary slowdown in marine leasing. These hurdles were partially offset by higher leasing revenues in Canada, Russia and the Pacific Rim. Going into this quarter, we thought Canada might be even stronger, with some additional working days, but those did not materialize as our Canadian winter season was mostly finished in early April.

“As we expected, due to our customers’ delivery schedules, Seamap sales were lower than a year ago as there were no major GunLink or BuoyLink system shipments in this year’s first quarter. Seamap revenues in the first quarter were driven solely by after-market business and other equipment sales. This compares to a strong first quarter a year ago, which included the sale of two GunLink 4000 systems and three BuoyLink systems in addition to after-market business. We expect to deliver one GunLink 4000 system and two BuoyLink systems in the second quarter of this year, including our new BuoyLink 4DX product. We anticipate a stronger level of activity for Seamap in the balance of fiscal 2014.

“There are several encouraging signs occurring in our key leasing markets. We are seeing indications of renewed activity in Latin America, where we are delivering two new contracts of cable and cable free channels for second and third quarter work, and we currently anticipate a stronger second half of the fiscal year in that area. In Europe, bidding has picked up considerably, and we are seeing improving activity, primarily in Eastern Europe. We now expect an improved back half of the year, with stronger utilization of our equipment in the region. Also, we were recently awarded summer work in Russia, which will also enhance our equipment utilization.

“The Pacific Rim and Asia continue at their strong pace, with additional projects on the horizon. First quarter marine leasing revenues dipped slightly below a year ago as certain projects were completed and there were temporary delays to the start of several new projects; however, we expect much of that equipment to be working again before the end of the second quarter. We continue to see healthy fundamentals in the marine seismic market in both leasing and sales.

FISCAL 2014 FIRST QUARTER RESULTS

Total revenues for the first quarter of fiscal 2014 were $27.3 million compared to $34.6 million a year ago. A significant portion of our revenues are typically generated from geographic areas outside the United States, and during the first quarter of fiscal 2014, the percentage of revenues from international customers was approximately 90% compared to 82% in the first quarter of fiscal 2013.

Equipment leasing revenues, excluding equipment sales, were $20.1 million compared to $21.0 million in the same period a year ago. This year’s first quarter equipment leasing revenues were hindered by continued weakness in land leasing activity in the United States, Latin America and Europe and a temporary slowdown in marine leasing.

Lease pool equipment sales were $0.9 million for the first quarter of fiscal 2014 compared to $2.3 million in the first quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment were $2.4 million compared to $0.7 million in the first quarter a year ago.

Seamap equipment sales for the first quarter of fiscal 2014 were $3.9 million compared to $10.5 million in the same period a year ago. There were no major GunLink or BuoyLink system shipments in the first quarter of fiscal 2014; therefore, sales were comprised entirely of other equipment sales and after-market business, including replacement parts, engineering services and ongoing support and repair services.

Lease pool depreciation expense in the first quarter of fiscal 2014 was $7.4 million compared to $8.4 million in the same period a year ago, representing a 12% decline, due to certain equipment becoming fully depreciated and the decline in the rate of lease pool additions in this year’s first quarter. Lease pool additions in the first quarter of fiscal 2014 were approximately $1.7 million compared to $15.9 million in the first quarter of last fiscal year.

Gross profit in the first quarter of fiscal 2014 declined to $14.6 million from $16.9 million in the first quarter a year ago, however, gross profit margin increased to 53% from 49% a year ago. General and administrative expenses were approximately $6.0 million for the first quarter of fiscal 2014 compared to $5.3 million for same period a year ago.

SHARE REPURCHASE PROGRAM

In April 2013, our Board of Directors authorized a share repurchase program for up to 1.0 million shares of common stock through December 31, 2014. During the fiscal 2014 first quarter, we repurchased approximately 100,000 shares of common stock at an average cost of approximately $14.79 per share, before entering our quarterly blackout period on May 1, 2013. These purchases were made in open market transactions.

Future purchases may be made from time to time, based on market conditions, legal requirements and other corporate considerations, in the open market or otherwise on a discretionary basis. We expect to finance any repurchases from a combination of cash on hand, cash provided by operating activities and proceeds from our revolving credit facility.

CONFERENCE CALL

We have scheduled a conference call for Wednesday, June 5, 2013 at 9:00 a.m. Eastern Time to discuss our fiscal 2014 first quarter results. To access the call, please dial (888) 450-9962 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investors.” A telephonic replay of the conference call will be available through June 19, 2013 and may be accessed by calling (866) 949-7821. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ? Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, Mitcham designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the quarter ended April 30, 2013 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	April 30, 2013	January 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$16,544	$15,150
Restricted cash	775	801
Accounts receivable, net	28,416	23,131
Current portion of contracts and notes receivable	1,638	2,096
Inventories, net	7,445	6,188
Prepaid income taxes	5,528	5,591
Deferred tax asset	1,900	1,842
Prepaid expenses and other current assets	4,619	3,079
Total current assets	66,865	57,878
Seismic equipment lease pool and property and equipment, net	111,829	119,608
Intangible assets, net	3,815	3,989
Goodwill	4,320	4,320
Deferred tax asset	3,919	4,296
Other assets	87	316

Total assets	$190,835	$190,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,599	$6,921
Current maturities – long-term debt	147	145
Deferred revenue	1,134	539
Accrued expenses and other current liabilities	3,486	1,875

Total current liabilities	8,366	9,480
Non-current income taxes payable	376	376
Long-term debt, net of current maturities	2,199	4,238
Total liabilities	10,941	14,094
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-	—
Common stock, $0.01 par value; 20,000 shares authorized; 13,783 and 13,763 shares issued at April 30, 2013 and January 31, 2013, respectively	138	138
Additional paid-in capital	116,888	116,506
Treasury stock, at cost (1,029 and 926 shares at April 30, 2013 and January 31, 2013, respectively)	(6,387)	(4,860)
Retained earnings	62,655	56,348
Accumulated other comprehensive income	6,600	8,181

Total shareholders’ equity	179,894	176,313

Total liabilities and shareholders’ equity	$190,835	$190,407

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended April 30,
	2013	2012
Revenues:
Equipment leasing	$20,093	$21,008
Lease pool equipment sales	900	2,332
Seamap equipment sales	3,927	10,544
Other equipment sales	2,371	747

Total revenues	27,291	34,631

Cost of sales:
Direct costs — equipment leasing	1,273	2,705
Direct costs — lease pool depreciation	7,419	8,394
Cost of lease pool equipment sales	402	1,404
Cost of Seamap and other equipment sales	3,600	5,242
Total cost of sales	12,694	17,745

Gross profit	14,597	16,886
Operating expenses:
General and administrative	6,039	5,319
Recovery of doubtful accounts	—	(428)
Depreciation and amortization	375	329

Total operating expenses	6,414	5,220

Operating income	8,183	11,666
Other income (expenses):
Interest, net	(3)	(5)
Other, net	(261)	(598)

Total other income (expenses)	(264)	(603)
Income before income taxes	7,919	11,063
Provision for income taxes	(1,612)	(2,607)

Net income	$6,307	$8,456

Net income per common share:
Basic	$0.49	$0.67

Diluted	$0.48	$0.63

Shares used in computing net income per common share:
Basic	12,789	12,626
Diluted	13,220	13,326

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months
	Ended April 30,
	2013	2012
Cash flows from operating activities:
Net income	$6,307	$8,456
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,826	8,757
Stock-based compensation	266	194
Provision for inventory obsolescence	58	60
Gross profit from sale of lease pool equipment	(498)	(928)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	(56)	(350)
Deferred tax benefit (provision)	259	(1,257)
Changes in working capital items:
Accounts receivable	(5,665)	4,357
Contracts and notes receivable	688	(632)
Inventories	(1,345)	165
Prepaid expenses and other current assets	(1,578)	(422)
Income taxes receivable and payable	(46)	532
Prepaid foreign income tax	—	(236)
Accounts payable, accrued expenses, other current liabilities and deferred revenue	2,174	(832)

Net cash provided by operating activities	8,390	17,864

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(4,945)	(23,812)
Purchases of property and equipment	(161)	(146)
Sale of used lease pool equipment	900	2,332
Net cash used in investing activities	(4,206)	(21,626)

Cash flows from financing activities:
Net (payments on) proceeds from line of credit	(2,000)	6,650
Payments on borrowings	(39)	(1,465)
Net purchases of short-term investments	3	—
Proceeds from issuance of common stock upon exercise of options	60	96
Purchase of treasury stock	(1,527)	—
Excess tax benefit from exercise of non-qualified stock options and restricted shares	56	350
Net cash (used in) provided by financing activities	(3,447)	5,631
Effect of changes in foreign exchange rates on cash and cash equivalents	657	276

Net change in cash and cash equivalents	1,394	2,145
Cash and cash equivalents, beginning of period	15,150	15,287

Cash and cash equivalents, beginning of period	$16,544	$17,432

Mitcham Industries, Inc.

Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA

	For the Three Months Ended
	April 30,
	2013	2012
		(in thousands)
Reconciliation of Net income to EBITDA and Adjusted EBITDA
Net income	$6,307	$8,456
Interest expense, net	3	5
Depreciation and amortization	7,826	8,757
Provision for income taxes	1,612	2,607
EBITDA (1)	15,748	19,825
Stock-based compensation	266	194

Adjusted EBITDA (1)	$16,014	$20,019

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$8,390	$17,864
Stock-based compensation	(266)	(194)
Changes in trade accounts, contracts and notes receivable	4,977	(3,725)
Interest paid	66	167
Taxes paid , net of refunds	1,379	3,821
Gross profit from sale of lease pool equipment	498	928
Changes in inventory	1,345	(165)
Changes in prepaid expenses and other current assets	1,578	422
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	(2,174)	832
Other	(45)	(125)

EBITDA (1)	$15,748	$19,825

(1)	EBITDA is defined as net income before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our revolving credit agreement require us to maintain a minimum level of EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended
	April 30,
	2013	2012
		(in thousands)
Revenues:
Equipment Leasing	$23,364	$24,087
Seamap	3,934	10,841
Inter-segment sales	(7)	(297)

Total revenues	27,291	34,631
Cost of sales:
Equipment Leasing	11,043	13,228
Seamap	1,709	4,892
Inter-segment costs	(58)	(375)

Total cost of sales	12,694	17,745

Gross profit	14,597	16,886
Operating expenses:
General and administrative	6,039	5,319
Recovery of doubtful accounts	—	(428)
Depreciation and amortization	375	329

Total operating expenses	6,414	5,220

Operating income	$8,183	$11,666

Equipment Leasing Segment:
Revenue:
Equipment leasing	$20,093	$21,008
Lease pool equipment sales	900	2,332
New seismic equipment sales	117	268
SAP equipment sales	2,254	479

	23,364	24,087
Cost of sales:
Direct costs-equipment leasing	1,273	2,870
Lease pool depreciation	7,470	8,434
Cost of lease pool equipment sales	402	1,404
Cost of new seismic equipment sales	79	140
Cost of SAP equipment sales	1,819	380

	11,043	13,228

Gross profit	$12,321	$10,859

Gross profit %	53%	45%
Seamap Segment:
Equipment sales	$3,934	$10,841
Cost of equipment sales	1,709	4,892

Gross profit	$2,225	$5,949

Gross profit %	57%	55%

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